                        PXRE CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED

             CHARGES AND RATIO OF CONSOLIDATED EARNINGS TO COMBINED

                      FIXED CHARGES AND PREFERRED DIVIDENDS
                          (In thousands, except ratios)

                                                                     Year ended December 31,
                                                  -------------------------------------------------------
                                                     1998        1997       1996        1995        1994
                                                     ----        ----       ----        ----        ----
Net income                                        $  2,679    $ 44,253   $ 33,301    $ 39,786    $ 34,829
Equity in earnings of TREX                               0           0     (3,898)     (5,948)     (4,141)
                                                  --------    --------   --------    --------    --------
Income before equity in earnings of TREX             2,679      44,253     29,403      33,838      30,688
Income taxes                                        (1,661)     22,198     15,644      18,189      15,700
                                                  --------    --------   --------    --------    --------
                                                  $  1,018    $ 66,451   $ 45,047    $ 52,027    $ 46,388
Fixed charges:
Interest expense                                    10,323      11,508      6,957       7,143       7,789
Appropriated portion (1/3) of rentals                  490         378        365         397         308
                                                  --------    --------   --------    --------    --------
  Total fixed charges                               10,813      11,886      7,322       7,540       8,097
                                                  --------    --------   --------    --------    --------
Earnings before income taxes and fixed charges    $ 11,831    $ 78,337   $ 52,369    $ 59,567    $ 54,485
                                                  --------    --------   --------    --------    --------
Preferred dividend requirements                   $      0    $      0   $      0    $    599    $  2,005
                                                  --------    --------   --------    --------    --------
Ratio of pre-tax income to net income                 0.38        1.50       1.53        1.54        1.51
                                                  --------    --------   --------    --------    --------
Preferred dividend factor                         $      0    $      0   $      0    $    922    $  3,028
Total fixed charges                                 10,813      11,886      7,322       7,540       8,097
                                                  --------    --------   --------    --------    --------
Total fixed charges and preferred dividends       $ 10,813    $ 11,886   $  7,322    $  8,462    $ 11,125
                                                  --------    --------   --------    --------    --------
Ratio of earnings to fixed charges                    1.09        6.59       7.15        7.90        6.73
                                                  --------    --------   --------    --------    --------
Ratio of earnings to combined fixed charges and
   preferred dividends                                1.09        6.59       7.15        7.04        4.90
                                                  --------    --------   --------    --------    --------
Deficiency in ratio
Deficiency in combined ratio